The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated November 15, 2018

PROSPECTUS Dated November 16, 2017	Pricing Supplement No. 1,210 to
PROSPECTUS SUPPLEMENT Dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
INDEX SUPPLEMENT Dated November 16, 2017	Dated November , 2018
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Contingent Minimum Repayment Lock-In Securities Based on the Value of the S&P 500® Index due December 4, 2024

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Contingent Minimum Repayment Lock-In Securities Based on the Value of the S&P 500® Index due December 4, 2024, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 80% of the stated principal amount. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the S&P 500® Index (the “index”) from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred on one or more of the annual observation dates, as described below. If the index has increased in value over the term of the securities, you will receive a return on the securities equal to the greater of (i) the stated principal amount plus the upside payment, which is the product of the stated principal amount, the participation rate and the index percent increase, and (ii) the final lock-in amount. However, if the index has declined in value, you will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. Under these circumstances, investors may lose up to 20% of their investment.

The initial minimum payment factor is 80%, and the protection amount is subject to an increase only if a lock-in event occurs. A lock-in event occurs if the index closing value on any annual observation date is greater than the initial index value and the highest index closing value achieved on any previous observation date. If a lock-in event occurs on one or more of the annual observation dates, investors will receive at least the increased minimum payment at maturity, which will be greater than 80% of the stated principal amount and will increase by an amount reflecting 80% of the percentage appreciation in the index closing value on the relevant observation date relative to the initial index value or the higher index closing value achieved on a prior observation date, even if the index has depreciated on subsequent annual observation dates or the valuation date. However, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because investors will receive at maturity only the greater of the final lock-in amount and the upside payment, and so the final lock-in amount will not be combined with the upside payment. Please see “Hypothetical Payout on the Securities at Maturity” for examples illustrating how the occurrence of a lock-in event will impact the final lock-in amount and the payment at maturity. If a lock-in event does not occur, investors will not obtain the potential benefit provided by the contingent minimum repayment lock-in feature and the minimum payment at maturity will remain 80% of the stated principal amount ($8 per security). Investors may lose up to 20% of the stated principal amount of the securities. Specifically, investors will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk a portion of their principal and forgo current income in exchange for the minimum repayment at maturity of 80% of the stated principal amount and the contingent minimum repayment lock-in feature that applies only if a lock-in event occurs. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The stated principal amount and original issue price of each security is $10.

•	We will not pay interest on the securities.
•	At maturity, you will receive an amount of cash per security based on the final index value, which is the closing value of the index on the valuation date, and the final lock-in amount, determined as follows:
º	If the final index value is greater than the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to the greater of (i) $10 plus the upside payment and (ii) the final lock-in amount.
º	If the final index value is less than or equal to the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to the greater of (i) $10 × index performance factor and (ii) the final lock-in amount. Under these circumstances, the payment at maturity may be less than the stated principal amount of $10. However, under no circumstances will the securities pay less than 80% of the stated principal amount ($8 per security).
•	The upside payment will equal (i) the stated principal amount times (ii) the participation rate times (iii) the index percent increase.
•	The participation rate is 100%.
•	The index percent increase will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The final lock-in amount will equal the greater of (i) the stated principal amount times the lock-in payment factor and (ii) the stated principal amount times the initial minimum payment factor.
•	The lock-in payment factor will equal the index lock-in performance factor times the initial minimum payment factor.
•	The index lock-in performance factor will be a fraction, the numerator of which will be the index lock-in value and the denominator of which will be the initial index value.
•	The index lock-in value is the highest index closing value of the index achieved on any annual observation date.
•	The initial minimum payment factor is 80%.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•	The initial index value will equal the index closing value on November 30, 2018, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.
•	The final index value will equal the index closing value on the valuation date.
•	The observation dates will be annually, on November 29, 2019, November 30, 2020, November 30, 2021, November 30, 2022 and November 30, 2023, subject to postponement for non-index business days and certain market disruption events.
•	The valuation date will be November 29, 2024, subject to postponement for non-index business days and certain market disruption events.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $9.378 per security, or within $0.30 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61768T829. The ISIN number for the securities is US61768T8291.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Securities” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions	Proceeds to us(3)
Per security	$10	$0.30(1)	$9.65
		$0.05(2)
Total	$	$	$

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell. See “Additional Information About the Securities – Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” beginning on PS-31.

The Agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the securities, see the section of this pricing supplement called “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not pay interest and provide for a minimum payment at maturity of only 80% of the stated principal amount. The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the performance of the S&P 500® Index, which we refer to as the index, from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred on one or more of the annual observation dates. If the index has increased in value over the term of the securities, you will receive a return on the securities equal to the greater of (i) the stated principal amount plus the upside payment, which is the product of the stated principal amount, the participation rate and the index percent increase, and (ii) the final lock-in amount. However, if the index has declined in value, you will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. Under these circumstances, investors may lose up to 20% of their investment. Specifically, investors will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value. All payments on the securities are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

Each security costs $10	We are offering the Contingent Minimum Repayment Lock-In Securities Based on the Value of the S&P 500® Index due December 4, 2024, which we refer to as the securities. The stated principal amount and original issue price of each security is $10.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $10. We estimate that the value of each securities on the pricing date will be approximately $9.378, or within $0.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the initial minimum payment factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities provide for a minimum payment at maturity of only 80% of your principal; no interest	Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 80% of your principal. At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the performance of the index from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred, and this amount may be less than the stated principal amount of the securities. If the index has declined in value, the investor will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. Under these circumstances, investors may lose up to 20% of their investment. However, under no circumstances will the payment at maturity be less than 80% of the stated principal amount ($8 per security).
Payment at maturity depends on the performance of the index from the pricing date to the valuation date, as well as on whether or not a lock-in event has occurred	At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending upon the performance of the index from the pricing date to the valuation date, as well as on whether or not a lock-in event has occurred, determined as follows:
If the final index value is greater than the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:
The greater of (i) $10 + the upside payment and (ii) the final lock-in amount where,

upside payment =	$10 × participation rate × index percent increase
participation rate =	100%
index percent increase =	final index value - initial index value

initial index value
final index value =	The closing value of the index on November 29, 2024, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events
initial index value =	The closing value of the index on November 30, 2018, which we refer to as the pricing date
final lock-in amount =	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
initial minimum payment factor =	80%
lock-in payment factor =	The index lock-in performance factor × the initial minimum payment factor
index lock-in performance factor =	index lock-in value
initial index value
index lock-in value =	The highest index closing value of the index achieved on any annual observation date

• If the final index value is less than or equal to the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:
The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount where,

index performance factor	=	final index value
initial index value

Under these circumstances, the payment at maturity may be less than the stated principal amount of $10. Specifically, investors will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value. However, under no circumstances will the securities pay less than 80% of the stated principal amount ($8 per security).
All payments on the securities are subject to our credit risk.
Beginning on PS-8, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided examples illustrating the payout on the securities at maturity over a range of hypothetical closing values of the index on the valuation date, as well as how the occurrence of a lock-in event on one or more observation dates will impact the final lock-in amount and the payment at maturity. The examples do not show every situation that can occur.
You can review the historical values of the index in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” starting on PS-30. You cannot predict the future performance of the index based on its historical performance.
Investing in the securities is not equivalent to investing in the index or its component stocks.
Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the index closing value on each annual observation date, whether a lock-in event has occurred on any annual observation date, the final index value, the index percent increase or the index performance factor, as applicable, whether a market disruption event has occurred and the payment that you will receive at maturity.
Morgan Stanley & Co. LLC will be the Agent; conflicts of interest

The Agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-32.

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.
Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017, the index supplement dated November 16, 2017 and the prospectus dated November 16, 2017. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Terms of the Securities” section in this pricing supplement. You should also read the “Additional Information About the Securities” section. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.
How to reach us	You may contact your local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761–4000).

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following examples illustrate the payment at maturity on the securities for a range of hypothetical performances of the index. The examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial index value:	2,700
Initial minimum payment factor:	80%
Participation rate:	100%
Index lock-in value:	The highest index closing value achieved on the five annual observation dates
Final index value:	The index closing value on the valuation date

EXAMPLE 1: In example 1, a lock-in event occurs, as the index closing value on one of the annual observation dates is 3,780, which represents the highest index closing value on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $11.20, as illustrated below. However, because the final index value is 3,915, a payment at maturity based on the index percent change would be greater than the final lock-in amount, notwithstanding the occurrence of a lock-in event. Therefore, investors do not benefit from the occurrence of a lock-in event. As a result, the investor receives $14.50 per security.

Hypothetical final index value	=	3,915
Hypothetical index lock-in value	=	3,780
Index percent increase	=	(3,915 - 2,700) / 2,700 = 45%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 45% = $4.50
Index lock-in performance factor	=	3,780 / 2,700 = 140%
Lock-in payment factor	=	140% × 80% = 112%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 112% and (ii) $10 × 80% = $11.20
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$10 + $4.50
	=	$14.50

EXAMPLE 2: In example 2, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $8.00. Because the final index value is 2,970, a payment at maturity based on the index percent change would be greater than the final lock-in amount. As a result, the investor receives a payment at maturity of $11.00 per security, notwithstanding the fact that a lock-in event does not occur.

Hypothetical final index value	=	2,970
Hypothetical index lock-in value	=	2,565
Index percent increase	=	(2,970 - 2,700) / 2,700 = 10%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 10% = $1.00
Index lock-in performance factor	=	2,565 / 2,700 = 95%
Lock-in payment factor	=	95% × 80% = 76%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 76% and (ii) $10 × 80% = $8.00
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$10 + $1.00
	=	$11.00

EXAMPLE 3: In example 3, a lock-in event occurs, as the index closing value on one of the annual observation dates is 3,780, which represents the highest index closing value achieved on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $11.20, as illustrated below. Because the final lock-in amount is greater than a payment at maturity based on the index percent change, the investor receives the final lock-in amount of $11.20 per security.

Hypothetical final index value	=	2,754
Hypothetical index lock-in value	=	3,780
Index percent increase	=	(2,754 - 2,700) / 2,700 = 2%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 2% = $0.20
Index lock-in performance factor	=	3,780 / 2,700 = 140%
Lock-in payment factor	=	140% × 80% = 112%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 112% and (ii) $10 × 80% = $11.20
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$11.20

EXAMPLE 4: In example 4, a lock-in event occurs, as the index closing value on one of the annual observation dates is 3,375, which represents the highest index closing value achieved on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $10, as illustrated below. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives the final lock-in amount, which is equal to the stated principal amount of $10.00 per security.

Hypothetical final index value	=	2,565
Hypothetical index lock-in value	=	3,375
Index performance factor	=	2,565 / 2,700 = 95%
Index lock-in performance factor	=	3,375 / 2,700 = 125%
Lock-in payment factor	=	125% × 80% = 100%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 100% and (ii) $10 × 80% = $10.00
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10.00

EXAMPLE 5: In example 5, a lock-in event occurs, as the index closing value on one of the annual observation dates is 3,240, which represents the highest index closing value achieved on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $9.60, as illustrated below. Even though a lock-in event occurs, the final lock-in amount remains less than $10. Because the final index value is 2,700, a payment at maturity based on the index performance factor would be greater than the final lock-in amount, notwithstanding the occurrence of a lock-in event. As a result, the investor receives a payment at maturity equal to the stated principal amount of $10.00 per security.

Hypothetical final index value	=	2,700
Hypothetical index lock-in value	=	3,240
Index performance factor	=	2,700 / 2,700 = 100%
Index lock-in performance factor	=	3,240 / 2,700 = 120%
Lock-in payment factor	=	120% × 80% = 96%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 96% and (ii) $10 × 80% = $9.60
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10 × 100%
	=	$10.00

EXAMPLE 6: In example 6, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $8.00. Because the final index value is 2,430, a payment at maturity based on the index performance factor would be greater than the final lock-in amount. As a result, the investor receives a payment at maturity equal to $9.00 per security.

Hypothetical final index value	=	2,430
Hypothetical index lock-in value	=	2,565
Index performance factor	=	2,430 / 2,700 = 90%
Index lock-in performance factor	=	2,565 / 2,700 = 95%
Lock-in payment factor	=	95% × 80% = 76%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 76% and (ii) $10 × 80% = $8.00
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10 × 90%
	=	$9.00

EXAMPLE 7: In example 7, a lock-in event occurs, as the index closing value on one of the annual observation dates is 3,240, which represents the highest index closing value achieved on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $8.80, as illustrated below. Even though a lock-in event occurs, the final lock-in amount remains less than $10. Because the final index value is 2,565, a payment at maturity based on the index performance factor would be greater than the final lock-in amount. As a result, the investor receives a payment at maturity equal to $9.50 per security, which represents a 5% loss, notwithstanding the occurrence of a lock-in event. This example demonstrates the impact of the initial minimum payment factor on the final lock-in amount if a lock-in event occurs. Even though the index lock-in value was higher than the final index value, a payment at maturity based on the index performance factor is nonetheless higher than the final lock-in amount.

Hypothetical final index value	=	2,565

Hypothetical index lock-in value	=	2,970
Index performance factor	=	2,565 / 2,700 = 95%
Index lock-in performance factor	=	2,970 / 2,700 = 110%
Lock-in payment factor	=	110% × 80% = 88%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 88% and (ii) $10 × 80% = $8.80
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10 × 95%
	=	$9.50

EXAMPLE 8: In example 8, a lock-in event occurs, as the index closing value on one of the annual observation dates is 2,970. As a result, the minimum payment at maturity increases to a final lock-in amount of $8.80, as illustrated below. Even though a lock-in event occurs, the final lock-in amount remains less than $10. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives the final lock-in amount of $8.80 per security, which represents a 12% loss, notwithstanding the occurrence of a lock-in event.

Hypothetical final index value	=	2,106
Hypothetical index lock-in value	=	2,970
Index performance factor	=	2,106 / 2,700 = 78%
Index lock-in performance factor	=	2,970 / 2,700 = 110%
Lock-in payment factor	=	110% × 80% = 88%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 88% and (ii) $10 × 80% = $8.80
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$8.80

EXAMPLE 9: In example 9, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $8.00. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives the final lock-in amount of $8.00 per security, which represents a 20% loss.

Hypothetical final index value	=	1,620
Hypothetical index lock-in value	=	2,700
Index performance factor	=	1,620 / 2,700 = 60%
Index lock-in performance factor	=	2,700 / 2,700 = 100%
Lock-in payment factor	=	100% × 80% = 80%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 80% and (ii) $10 × 80% = $8.00
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$8.00

As illustrated in Examples 6, 7, 8 and 9, the investor will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value.

HYPOTHETICAL EXAMPLES ILLUSTRATING THE DETERMINATION OF THE FINAL LOCK-IN AMOUNT

The following three examples illustrate how the final lock-in amount would be determined depending on the performance of the index as of the five annual observation dates. These examples do not cover every situation that may occur. Please also review the hypothetical examples beginning on page 8.

The final lock-in amount will be the greater of (i) the stated principal amount times the lock-in payment factor and (ii) the stated principal amount times the initial minimum payment factor of 80%. Therefore, if the index closing value of the index on any observation date is greater than the initial index value, the final lock-in amount will be greater than $8 per security. However, if the index closing value on each observation date is less than or equal to the initial index value, the final lock-in amount will not increase from the initial minimum payment at maturity of $8.00 per security.

It is possible for a lock-in event to occur under circumstances in which the final lock-in amount nevertheless remains less than the stated principal amount of $10 per security, as the final lock-in amount will increase only by an amount reflecting 80% of the percentage appreciation in the index closing value on the relevant observation date relative to the initial index value or the higher index closing value achieved on a prior observation date. In such a case, investors may lose some of their investment in the securities. Additionally, even if a lock-in event occurs, the payment at maturity based on the percentage change in the value of the index during the term of the securities may be greater than the increased minimum payment at maturity reflected in the final lock-in amount. In this case, you will not benefit from the contingent minimum repayment lock-in feature, and your payment at maturity will be based solely on the performance of the index from the pricing date to the valuation date. Therefore, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because you will receive at maturity only the greater of the final lock-in amount and the upside payment, and so the final lock-in amount will not be combined with the upside payment. Additionally, you will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value. You could lose up to 20% of the stated principal amount of the securities.

The blue line in each graph below represents hypothetical index closing values (expressed as a percentage of the initial index value) on the annual observation dates. The red line in each graph represents the hypothetical then-current minimum payments at maturity (expressed as a percentage of the stated principal amount) that would result from the hypothetical index closing values on the observation dates. The hypothetical final lock-in amount in each example below reflects the highest minimum payment at maturity achieved on any observation date.

EXAMPLE 1: In example 1, the index closing value increases to 4,050 on one of the annual observation dates; this 50% increase from the initial index value represents the highest index closing value achieved on any of the observation dates. Therefore, a lock-in event occurs, and the minimum payment at maturity increases to a final lock-in amount of $12.00 per security (an increase equal to 80% of the 50% increase – $4.00 – which is added to the initial minimum payment at maturity of $8.00). The index ultimately declines to a final index value of 2,160 on the valuation date, resulting in an index performance factor of 80%. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives a payment at maturity equal to the final lock-in amount of $12.00 per security.

EXAMPLE 2: In example 2, the index closing values on all of the annual observation dates are at or below the initial index value. Therefore, a lock-in event does not occur. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature, and the final lock-in amount does not increase from the initial minimum payment at maturity of $8.00 per security. The index ultimately declines to a final index value of 2,025 on the valuation date, resulting in an index performance factor of 75%. Because the final lock-in amount (which in this case is also the initial minimum payment at maturity) is greater than a payment at maturity based on the index performance factor, the investor receives a payment at maturity equal to the final lock-in amount of $8.00 per security, which represents a 20% loss.

EXAMPLE 3: In example 3, the index closing value increases to 3,240 on one of the annual observation dates; this 20% increase from the initial index value represents the highest index closing value achieved on any of the observation dates. Therefore, a lock-in event occurs, and the minimum payment at maturity increases to a final lock-in amount of $9.60 per security (an increase equal to 80% of the 20% increase – $1.60 – which is added to the initial minimum payment at maturity of $8.00). Even though a lock-in event occurs, the final lock-in amount remains less than $10.00 per security, and so a portion of the investment in the securities remains at risk at maturity. The index ultimately declines to a final index value of 2,430 on the valuation date, resulting in an index performance factor of 90%. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives a payment at maturity equal to the final lock-in amount of $9.60 per security, which represents a 4% loss, notwithstanding the occurrence of a lock-in event.

Example 3

You will suffer a loss on your investment in the securities at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value (as in Example 3 above) or (ii) no lock-in event occurs and the final index value is less than the initial index value (as in Example 2 above).

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not pay any interest and provide a minimum payment at maturity of only 80% of your principal. Investing in the securities is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and provide a minimum payment at maturity of only 80% of your principal	The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and the securities provide a minimum payment at maturity of only 80% of the stated principal amount. At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the performance of the index from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred, and this amount may be less than the stated principal amount of the securities. Specifically, you will suffer a loss at maturity if either (i) a lock-in event occurs but the minimum payment at maturity remains less than 100% and the final index value is less than the initial index value or (ii) no lock-in event occurs and the final index value is less than the initial index value. You could lose up to 20% of the stated principal amount of the securities. See “Hypothetical Payout on the Securities at Maturity” on PS-8.
Even if a lock-in event occurs, investors may not receive their full principal back at maturity and may not benefit from the contingent minimum repayment lock-in feature	It is possible for a lock-in event to occur, but for the final lock-in amount to remain less than the stated principal amount of $10 per security, as the final lock-in amount will increase only by an amount reflecting 80% of the percentage appreciation in the index closing value on the relevant observation date relative to the initial index value or the higher index closing value achieved on a prior observation date. In such a case, investors may lose some of their investment in the securities. Additionally, even if a lock-in event occurs, the payment at maturity based on the percentage change in the value of the index during the term of the securities may be greater than the increased minimum payment at maturity reflected in the final lock-in amount. In this case, you will not benefit from the contingent minimum repayment lock-in feature, and your payment at maturity will be based solely on the performance of the index from the pricing date to the valuation date. Therefore, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because investors will receive at maturity only the greater of the final lock-in amount and the upside payment, and so the final lock-in amount will not be combined with the upside payment.
Whether a lock-in event occurs will be based solely on the value of the index on the annual observation dates	Even if the index appreciates prior to an annual observation date, but then has decreased as of an annual observation date to less than or equal to the initial index value, a lock-in event will not occur and you will not obtain the potential benefit provided by the contingent minimum return lock-in feature. It is possible that the index will be at or above the initial index value for significant periods of time during the term of the securities, but that a lock-in event will nevertheless not occur, because the determination of whether or not a lock-in event occurs will be based solely on the closing value of the index on the annual observation dates.
The potential benefit provided by the contingent minimum repayment lock-in feature applies only if you hold the securities to maturity	You should be willing to hold the securities to maturity. If you are able to sell the your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to the your initial investment (and/or relative to the minimum payment at maturity), even if a lock-in event has occurred, as the minimum payment at maturity and the lock-in features apply only at maturity.

The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the index at any time,
• whether or not a lock-in event has occurred on any annual observation date,
• the volatility (frequency and magnitude of changes in value) of the index,
• dividend rates on the securities underlying the index,
• interest and yield rates in the market,
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,
• the time remaining until the maturity of the securities,
• the composition of the index and changes in the constituent stocks of the index, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.
You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The amount payable on	The final index value will be the index closing value on the valuation date, subject to

the securities is not linked to the value of the index at any times other than the annual observation dates and the valuation date	adjustment for non-index business days and certain market disruption events. Even if the value of the index appreciates prior to the annual observation dates or the valuation date but then drops by the annual observation dates or the valuation date, as applicable, the payment at maturity will be less than it would have been had the payment at maturity been linked to the value of the index prior to such drop. Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the index closing values on the annual observation dates and the final index value, the payment at maturity will be based solely on the index closing values on the annual observation dates and on the valuation date.
The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.
Investing in the securities is not equivalent to investing in the index	Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.
Adjustments to the index could adversely affect the value of the securities	S&P Dow Jones Indices LLC is responsible for calculating and maintaining the index. S&P Dow Jones Indices LLC can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the securities.

S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the applicable date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial index value, the index closing value on each annual observation date, whether a lock-in event has occurred on any annual observation date, the final index value, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms of the Securities — Index Closing Value,” “—Valuation Date,” “—Calculation Agent,” “—Market Disruption Event,” “—Alternate Exchange Calculation in Case of an Event of Default and “—Discontinuance of the Index; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value above which the index must close on any annual observation date for a lock-in event to occur and the value at or above which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the annual observation dates and the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 Stated Principal Amount of our Contingent Minimum Repayment Lock-In Securities Based on the Value of the S&P 500® Index due December 4, 2024.

Aggregate Principal Amount	$
Pricing Date	November 30, 2018
Original Issue Date (Settlement Date)	December 5, 2018 (3 Business Days after the Pricing Date)
Maturity Date	December 4, 2024, subject to extension as described in the following paragraph.
If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.
Issue Price	100% ($10 per Security)
Stated Principal Amount	$10 per Security
Denominations	$10 and integral multiples thereof
CUSIP Number	61768T829
ISIN Number	US61768T8291
Specified Currency	U.S. dollars
Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than the Initial Index Value, the greater of (i) $10 plus the Upside Payment and (ii) the Final Lock-In Amount, or

(ii) if the Final Index Value is less than or equal to the Initial Index Value, the greater of (i) $10 × Index Performance Factor and (ii) the Final Lock-In Amount.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	The Stated Principal Amount times (ii) the Participation Rate times (iii) the Index Percent Increase.

Participation Rate	100%

Index Percent Increase	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Increase	=	Final Index Value – Initial Index Value
Initial Index Value

Final Lock-In Amount	The greater of (i) the Stated Principal Amount times the Lock-in Payment Factor and (ii) the Stated Principal Amount times the Initial Minimum Payment Factor.

Lock-in Payment Factor	The Index Lock-In Performance Factor times the Initial Minimum Payment Factor.

Index Lock-In Performance Factor	A fraction, the numerator of which will be the Index Lock-In Value and the denominator of which will be the Initial Index Value, as described by the following formula:

Index Lock-In Performance Factor	=	Index Lock-In Value
Initial Index Value

Index Lock-In Value	The highest Index Closing Value of the Index achieved on any annual Observation Date.

Initial Minimum Payment Factor	80%

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	, which is the Index Closing Value on the Pricing Date. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index	S&P 500® Index

Index Publisher	S&P Dow Jones Indices LLC or any successor thereto

Observation Dates	November 29, 2019, November 30, 2020, November 30, 2021, November 30, 2022 and November 30, 2023, subject to postponement for non-Index Business Days or Market Disruption Events, as described in the following paragraph.

If any scheduled Observation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for any Observation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Observation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Valuation Date	November 29, 2024, subject to postponement for non-Index Business Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date will be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Issuer notices to registered holders,
the Trustee and the Depositary	In the event that the Maturity Date is postponed due to a postponement of the Valuation Date as described above, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Valuation Date as postponed.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i) the occurrence or existence of any of:

(a)a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)       a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration

Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•       the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•       the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or • every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•        A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•        P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index;
Alteration of Method of Calculation	If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day on which the Index Closing Value is to be determined, and, to the extent the Index Closing Value of such Successor Index differs from the Index Closing Value of the Index at the time of such substitution, a proportionate adjustment will be made by the Calculation Agent to the Initial Index Value.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues the publication of the Index prior to, and such discontinuance is continuing on, any Observation Date or the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Interest Rate	None
The Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.
Historical Information	The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2013 through November 9, 2018. The Index Closing Value on November 9, 2018 was 2,781.01. The graph following the table sets forth the historical performance of the Index for the period from January 1, 2013 through November 9, 2018. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on any Observation Date or the Valuation Date. A Lock-in Event may not occur and the Final Index Value may decline below the Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the value of the Index on any Observation Date or the Valuation Date will increase from the Initial Index Value, or that you will not lose money on your investment in the Securities.

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94

S&P 500® Index	High	Low	Period End
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,070.77
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter (through November 9, 2018)	2,925.51	2,641.25	2,781.01

Historical Daily Index Closing Values of the S&P 500® Index January 1, 2013 through November 9, 2018

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Index Value, and therefore could increase the value above which the Index must close on any Observation Date for a Lock-in Event to occur and the value at or above which the Index must close on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Observation Dates and on the Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as

FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We will not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of Securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets,

 positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Securities should consult and rely on their own counsel and advisers as to whether an investment in these Securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

United States Federal Taxation In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the securities as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.” However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. If the securities were priced on November 8, 2018, the “comparable yield” for the securities is a rate of 4.1158 % per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $10) consists of a single projected amount equal to $12.7683 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2018	$0.0286	$0.0286
January 1, 2019 through June 30, 2019	$0.2064	$0.2350
July 1, 2019 through December 31, 2019	$0.2106	$0.4456
January 1, 2020 through June 30, 2020	$0.2150	$0.6606
July 1, 2020 through December 31, 2020	$0.2194	$0.8800
January 1, 2021 through June 30, 2021	$0.2239	$1.1039
July 1, 2021 through December 31, 2021	$0.2285	$1.3324
January 1, 2022 through June 30, 2022	$0.2332	$1.5656
July 1, 2022 through December 31, 2022	$0.2380	$1.8036
January 1, 2023 through June 30, 2023	$0.2429	$2.0465
July 1, 2023 through December 31, 2023	$0.2479	$2.2944
January 1, 2024 through June 30, 2024	$0.2530	$2.5474
July 1, 2024 through the Maturity Date	$0.2209	$2.7683

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.